EXHIBIT 21
NAVISTAR INTERNATIONAL CORPORATION
AND CONSOLIDATED SUBSIDIARIES

SUBSIDIARIES OF THE REGISTRANT
AS OF OCTOBER 31, 2005

STATE OR COUNTRY
IN WHICH SUBSIDIARY
ORGANIZED
Subsidiaries included in the financial statements, which are 100% owned:
International Truck and Engine Corporation	Delaware
International of Mexico Holding Corporation LLC	Delaware

Subsidiaries that are 100% owned by International Truck and Engine Corporation:
International Truck and Engine Corporation Canada	Canada
Navistar Financial Corporation	Delaware
IC Corporation	Arkansas
Navistar Severe Service Truck Company	Delaware

Subsidiaries that are 100% owned by International of Mexico Holding Corporation LLC:
International Truck and Engine Corporation Cayman Islands Holding Company	Cayman Islands
Camiones y Motores International de Mexico, S.A. de C.V.	Mexico

Subsidiaries that are 100% owned by International Truck and Engine Corporation Canada:
MWM International Industria De Motores Da America Do Sul Ltda.	Brazil

Subsidiaries less than 50% owned by International Truck And Engine, but considered to be a significant subsidiary:
Blue Diamond Parts LLC	Delaware
     Subsidiaries and corporate joint ventures not shown by name in the above listing, if considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary.

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